SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Starbucks Corporation
(Name of Registrant as Specified in Its Charter)

Strategic Organizing Center
Service Employees International Union
Mary Kay Henry
Ahmer Qadeer
Michael Zucker
Maria Echaveste
Joshua Gotbaum
Wilma B. Liebman
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

From time to time, the Strategic Organizing Center may make the following communications, or substantially similar variations thereon, to shareholders of Starbucks Corporation.

---

College students at 25 universities across the U.S. are calling for their universities to cut ties with @Starbucks as a result of the Company’s response to union organizing efforts. Read more from @The Guardian: https://bit.ly/SBUX-Guardian #BrewABetterStarbucks

---

"We're seeing many universities across the country also taking a stand against Starbucks, and now many people are realizing that this company isn't as progressive as it claims, and that we have a real voice in how these companies treat their workers and it's our responsibility to take a stand.'' - David Ramirez, UCLA Student, quoted by The Guardian www.BrewABetterStarbucks.com
---